Exhibit 5
December 1, 2005
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, Ohio 44654
Re: CSB Bancorp, Inc. Form S-8 Registration Statement — Share Incentive Plan
Ladies and Gentlemen:
CSB Bancorp, Inc. (“CSB Bancorp”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 200,000 Common Shares, par value $6.25, of CSB Bancorp (the “CSB Bancorp Common Shares”) to be issued from time to time pursuant to the terms of the Share Incentive Plan (the “Plan”).
Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.
In rendering this opinion, we have examined (a) the Amended Articles of Incorporation and the Code of Regulations of CSB Bancorp, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:
(1)	CSB Bancorp is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

(2)	When issued, the CSB Bancorp Common Shares that are the subject of the Registration Statement will be legally issued, fully paid, and non-assessable.
We hereby consent to the use and filing of this opinion in connection with the Registration Statement.
Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP